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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                         OF SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                         OF COSINE COMMUNICATIONS, INC.

        CoSine Communications, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST: The name of the Corporation is CoSine Communications, Inc.

        SECOND: The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 16, 2000, a First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 17, 2000, and a Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29,2000.

        THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first paragraph of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

                " The total number of shares of all classes of stock which the Corporation shall have authority to issue is 303,000,000, of which (i) 300,000,000 shares, par value $0.0001 per share, are to be of a class designated Common Stock ("Common Stock") and (ii) 3,000,000 shares, par value $0.0001 per share, are to be of a class designated Preferred Stock ("Preferred Stock"). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each ten (10) shares of the Corporation's Common Stock, par value $.0001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.0001 per share, of the Corporation; provided however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to such fraction multiplied by the average of the high and low prices of the Corporation's Common Stock as reported on the Nasdaq National Market for the five trading-day period ending on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

                The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

                The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

        FOURTH: This Certificate of Amendment of Second Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 102,505,521 shares of Common Stock. A




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        majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

        IN WITNESS WHEREOF, CoSine Communications, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of September 17, 2002.


                                        COSINE COMMUNICATIONS, INC.


                                        /s/ Stephen Goggiano
                                        ----------------------------------------
                                        Stephen Goggiano
                                        Chief Executive Officer